Exhibit 99.1

Silvia, Inc. Announces Aggressive Cost-Cutting Initiative Expected to Deliver More Than $10 Million in Savings

NEW YORK, October 20, 2026 — Silvia, Inc. (Nasdaq: SVIA) (“Silvia” or the “Company”), the first publicly traded agentic finance firm, today announced that it has completed an aggressive company-wide cost-cutting exercise expected to generate more than $10 million in annualized cost savings.

The initiative, undertaken as part of the Company’s ongoing focus on operational efficiency and long-term value creation, includes targeted reductions in compensation and operating expenses while preserving the resources necessary to advance Silvia’s AI-powered platform and serve its growing base of independent investors.

The anticipated savings are attributable to a significant reduction in compute and personnel-related expenses, the renegotiation of key vendor contracts, and the addition of highly capable executive team members who deliver strong leadership at a more efficient cost structure.

“We are building Silvia for the long term,” said Anthony Pompliano, Chairman and Chief Executive Officer of Silvia. “This cost discipline strengthens our foundation as a leading AI research lab for personal finance, while improving our path to profitability and ensuring we can continue investing in the product and technology that help independent investors make money.”

The Company expects the identified savings to begin contributing in the current fiscal year, with the full annualized run-rate benefit realized thereafter. Management intends to provide additional details on the impact of these actions in connection with its next regularly scheduled financial update.

About Silvia

Silvia, Inc., formerly ProCap Financial, Inc., is the first publicly traded agentic finance firm. The Company’s mission is to help independent investors make money. Founded in 2025, the Company raised more than $750 million from leading investors and is traded on Nasdaq under the symbol SVIA. Visit the Company’s website for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s website transition and the Company’s strategy. These statements are based on current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially, including those described under “Risk Factors” in the Company’s most recent SEC filings. We caution readers not to place undue reliance on forward-looking statements, which reflect our views only as of the date of this release. We undertake no obligation to update such statements, except as required by law.

MEDIA CONTACT

press@cfosilvia.com

INVESTOR CONTACT

Investors@cfosilvia.com